Exhibit 99.1

2004-1

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON FOURTH QUARTER EARNINGS TOTAL $0.07 PER SHARE

•	Quarter’s earnings per share total $0.07 versus a loss of $0.04 a year ago

•	2003 earnings per share total $1.25; $1.04 before the cumulative effect of an accounting change, compared with $1.10 in 2002

•	Backlog reaches record year-end levels

•	Agreement reached to acquire Petreco International

HOUSTON (January 28, 2004) — Cooper Cameron Corporation (NYSE: CAM) reported net income of $4.1 million, or $0.07 per share, for the quarter ended December 31, 2003, compared with a net loss in the prior year’s fourth quarter of $2.4 million, or $0.04 per share. Revenues for the fourth quarter of 2003 were $443.2 million, up modestly from the third quarter this year. Revenues for the quarter were up approximately 15 percent above fourth quarter 2002’s $384.7 million, with all three business segments contributing to the revenue increase. Revenues for the year were up approximately six percent, to $1.63 billion, from 2002’s $1.54 billion, as increases at Cameron and Cooper Cameron Valves (CCV) more than offset a decline in Cooper Compression.

     Net income for the year ended December 31, 2003 was $69.4 million, or $1.25 per share, which included income of $12.2 million, or $0.21 per share, related to the cumulative effect of adopting a newly issued accounting standard. This compares with 2002 net income of $1.10 per share.

Cameron posts disappointing fourth quarter performance on subsea systems projects

     Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said that Cameron’s failure to meet delivery schedules on certain subsea systems projects was primarily responsible for Cooper Cameron’s revenues and profitability falling short of the Company’s earlier forecasts. “We indicated during 2003 that our execution of these subsea systems projects, not market conditions, would be the primary factor in meeting our objectives for fourth quarter and full year performance,” Erikson said. “We failed to meet these expectations, as our subsea revenues fell approximately $30 million short of our projected level for the quarter. These revenues will now be recognized in 2004. We also incurred higher-than-

anticipated product costs as we executed our fourth quarter production schedule. As a result of our comprehensive review of these projects, we are changing our contract and project management procedures to allow for better and more profitable execution of these large-scale projects,” Erikson said.

     “In addition to the shortfall in earnings resulting from the failure to effectively execute these projects in a timely fashion, our results were also negatively affected by reserves taken for potential penalties related to delays in delivery of these systems,” Erikson said. “During the fourth quarter, we recognized approximately $5.4 million of estimated late delivery penalties that may be required under the terms of our contracts.

     “We have taken steps to improve our performance on our subsea projects, including revamping procedures and reporting responsibilities, as well as applying additional resources to correct the issues encountered in dealing with the challenges of executing multiple subsea systems projects simultaneously,” Erikson said. “The costs associated with completing current projects, as well as those necessary to correct the issues we have identified, are included in our guidance for the first quarter and full year 2004.”

     Erikson said performance from Cameron’s other businesses was in line with expectations and did not experience the problems associated with the subsea product line. “Orders for Cameron’s surface equipment in the fourth quarter were up more than 15 percent from last year on a year-over-year basis, as well as sequentially,” Erikson noted.

Cooper Cameron Valves (CCV) experiences margin pressures

     CCV’s revenues were up strongly from a year ago and flat sequentially, but profitability declined from the third quarter as a result of changes in product mix and continued pricing pressure. “We had previously noted that we did not expect a pickup in CCV in the fourth quarter, and while their orders were up nicely, their margins are still under pressure in the U.S. market,” Erikson said.

Cooper Compression profits and orders improve

     Cooper Compression’s profits were up from the prior year’s fourth quarter and for the full year. Orders were up modestly for the quarter and full year compared with 2002. Activity outside the U.S. showed good increases for both gas and air compression. A decline in revenues during 2003 was more than offset by the benefits created by major restructuring efforts that began late in 2002, resulting in lower overhead and a reduction in inventory.

Agreement reached to acquire separation technology firm

     During January 2004, Cooper Cameron entered into a letter of intent to acquire Petreco International, a Houston, Texas-headquartered supplier of oil and gas separation products, for approximately $90 million, net of assumed debt and cash on the balance sheet. Petreco’s 2003 revenues were approximately $115 million, and they generated approximately $14.5 million in EBITDA. “Petreco’s primary focus is providing highly engineered, custom processing products for the worldwide oil and gas industry,” Erikson said. “They are a market leader with a reputation for well-engineered solutions to oil, gas and water separation requirements, and they certainly meet our basic acquisition criteria. Petreco’s product offerings and services fit well as a complement to our existing businesses. They are a leading player in their markets and we expect them to be immediately accretive to Cooper Cameron’s earnings.” Erikson said the transaction is expected to close in the first quarter of 2004.

Earnings expectations for 2004 subject to various factors

     Erikson said the Company currently expects 2004 earnings to be approximately $1.50 to $1.60 per share, excluding the benefits from the Petreco acquisition, but including approximately $11.0 million in severance charges. “Obviously, execution of major orders for subsea systems projects remains the critical factor in reaching these levels,” Erikson said. “We must correct the issues that caused our disappointing fourth quarter results, and return to the type of timely and reliable performance that Cameron has delivered in the past. While that is the single most important factor, our consolidated forecast also incorporates some modest improvement in the North American rig count and our markets during 2004.”

     Erikson also noted that Cooper Cameron’s first quarter results are expected to be up sequentially, as well as on a year-over-year basis. “We expect first quarter earnings per share to be approximately $0.20 to $0.25, which includes approximately $5.0 million related to anticipated severance expense in the Cameron division,” he said. “The actual results will be dependent on the pace of activity in the energy and gas compression markets, as well as our success in executing the subsea project contracts at Cameron.”

Financial condition remains solid, stock repurchased during quarter

     “Our total debt, net of cash and short-term investments, at year-end was $155 million, and our net debt-to-capitalization ratio declined from 13.9 percent at year-end 2002 to 12.0 percent at year-end 2003,” Erikson said. He noted that capital expenditures during the year totaled $65 million, down from $82 million in 2002, excluding acquisitions. The 2002 expenditures included approximately $24 million associated with the Company’s installation of an enterprise-wide software system, begun in 2001 and now virtually complete. Capital expenditures during 2004 are expected to be approximately $65 to $70 million. Erikson also noted that Cooper Cameron repurchased approximately 245,000 shares of its common stock during the quarter at an average price of approximately $43.44. Additionally, he noted that the Company contributed approximately $17 million to its pension plans during the quarter. A similar contribution of $26 million was made during the fourth quarter of 2002.

Year-end backlog reaches another record

     Orders booked during the fourth quarter of 2003 totaled $403 million, up more than 12 percent from a year ago, as orders for each of the Company’s three divisions were higher than in the fourth quarter of 2002. Total orders for the fourth quarter declined sequentially by about four percent, however, as declines at Cameron and Cooper Compression more than offset a sequential increase in orders at CCV.

     Total orders for the year 2003 were $1.75 billion, up nearly five percent from 2002’s $1.67 billion. Erikson noted that Cameron’s $1.08 billion and CCV’s $324 million were records for total orders in those divisions, and helped drive year-end backlog to a new high.

     At year-end 2003, total backlog was $947 million, up 14 percent from the $828 million of a year ago. Both Cameron and CCV are at the highest year-end levels in their history, and the Company’s consolidated backlog is the highest ever recorded at year-end.

     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

# # #

Website: www.coopercameron.com

     In addition to the historical data contained herein, this document includes forward-looking statements regarding the future revenues and earnings of the Company (including first quarter and full year 2004 earnings per share estimates), as well as expectations regarding North American rig activity, customer spending levels, pricing levels, severance costs for the Cameron division and capital expenditures, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea systems projects it has been awarded; changes in the price of (and demand for) oil and gas in both domestic and international markets; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.

     Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cooper Cameron Corporation
Consolidated Results of Operations
($ and shares in millions except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2003	2002	2003	2002

Revenues:
Cameron	$280.2	$246.1	$1,018.5	$918.7
Cooper Cameron Valves	79.3	59.5	307.0	273.5
Cooper Compression	83.7	79.1	308.8	345.9

Total revenues	443.2	384.7	1,634.3	1,538.1

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization)	335.8	284.1	1,181.6	1,102.5
Depreciation and amortization	21.5	20.4	83.6	77.9
Selling and administrative expenses	79.5	84.3	288.6	273.1
Interest income	(1.2)	(2.3)	(5.2)	(8.5)
Interest expense	1.9	1.6	8.1	8.0

Total costs and expenses	437.5	388.1	1,556.7	1,453.0

Income (loss) before income taxes and cumulative effect of accounting change	5.7	(3.4)	77.6	85.1
Income tax (provision) benefit	(1.6)	1.0	(20.4)	(24.6)

Income (loss) before cumulative effect of accounting change	4.1	(2.4)	57.2	60.5
Cumulative effect of accounting change	—	—	12.2	—

Net income (loss)	$4.1	$(2.4)	$69.4	$60.5

Basic earnings (loss) per common share:
Before cumulative effect of accounting change	$0.08	$(0.04)	$1.05	$1.12
Cumulative effect of accounting change	—	—	0.23	—

Net income (loss)	$0.08	$(0.04)	$1.28	$1.12

Diluted earnings (loss) per common share:
Before cumulative effect of accounting change	$0.07	$(0.04)	$1.04	$1.10
Cumulative effect of accounting change	—	—	0.21	—

Net income (loss)	$0.07	$(0.04)	$1.25	$1.10

Cooper Cameron Corporation
Consolidated Results Of Operations
($ and shares in millions except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2003	2002	2003	2002

Average common shares outstanding	53.9	54.4	54.4	54.2

Average shares utilized in diluted calculation	54.4	54.4	59.8	59.8

EBITDA:
Cameron	$12.8	$29.6	$114.6	$122.3
Cooper Cameron Valves	10.2	9.7	46.4	47.4
Cooper Compression	9.1	(18.3)	27.5	10.7
Corporate and other	(4.2)	(4.7)	(24.4)	(17.9)

Total	$27.9	$16.3	$164.1	$162.5

Cooper Cameron Corporation
Consolidated Balance Sheets
($ in millions except shares and per share data)

	Dec. 31,	Dec. 31,
	2003	2002

Current Assets:
Cash and cash equivalents	$292.1	$273.8
Short-term investments	22.0	25.3
Receivables, net	316.2	304.8
Inventories, net	473.2	387.2
Other	44.2	26.8

Total current assets	1,147.7	1,017.9
Plant and equipment, net	471.3	475.9
Goodwill, net	316.1	301.9
Other assets	205.6	202.0

Total Assets	$2,140.7	$1,997.7

Current Liabilities:
Current portion of long-term debt	$265.0	$4.9
Accounts payable and accrued liabilities	397.3	354.4
Accrued income taxes	17.6	15.5

Total current liabilities	679.9	374.8
Long-term debt	204.1	463.0
Postretirement benefits other than pensions	43.4	45.2
Deferred income taxes	46.1	45.6
Other long-term liabilities	30.5	27.8

Total liabilities	1,004.0	956.4

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 54,933,658 shares issued (54,566,054 at December 31, 2002)	0.5	0.5
Capital in excess of par value	957.9	949.2
Retained earnings	177.6	108.2
Accumulated other elements of comprehensive income	55.3	(14.8)
Less: Treasury stock at cost, 1,130,600 shares (54,954 shares at December 31, 2002)	(54.6)	(1.8)

Total stockholders’ equity	1,136.7	1,041.3

Total Liabilities and Stockholders’ Equity	$2,140.7	$1,997.7

Cooper Cameron Corporation
Consolidated Statements of Cash Flows
($ millions)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2003	2002	2003	2002

Cash flows from operating activities:
Net income (loss)	$4.1	$(2.4)	$69.4	$60.5
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	18.0	17.1	68.3	67.1
Amortization (primarily capitalized software)	3.5	3.3	15.3	10.8
Cumulative effect of accounting change	—	—	(12.2)	—
Deferred income taxes and other	(4.3)	(3.7)	(1.0)	(1.3)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	1.5	(2.5)	3.2	15.6
Inventories	4.6	23.1	(59.8)	68.0
Accounts payable and accrued liabilities	7.9	(8.0)	44.6	(9.6)
Other assets and liabilities, net	(19.9)	(21.6)	(26.2)	(33.3)

Net cash provided by operating activities	15.4	5.3	101.6	177.8

Cash flows from investing activities:
Capital expenditures	(21.9)	(17.9)	(64.7)	(82.1)
Acquisitions	—	(47.5)	—	(67.8)
Sales of short-term investments	68.9	48.3	157.9	124.4
Purchases of short-term investments	(11.8)	(25.0)	(154.5)	(45.9)
Proceeds from sale of Cameron Division headquarters building and other property	—	39.5	—	39.5
Other	2.8	2.9	9.2	6.6

Net cash provided by (used for) investing activities	38.0	0.3	(52.1)	(25.3)

Cash flows from financing activities:
Loan borrowings (repayments), net	0.3	(1.7)	(0.5)	(7.5)
Purchase of treasury stock	(10.7)	—	(48.7)	—
Activity under stock option plans and other	0.2	3.7	1.3	5.2

Net cash provided by (used for) financing activities	(10.2)	2.0	(47.9)	(2.3)

Effect of translation on cash	11.4	0.6	16.7	12.0

Increase in cash and cash equivalents	54.6	8.2	18.3	162.2

Cash and cash equivalents, beginning of period	237.5	265.6	273.8	111.6

Cash and cash equivalents, end of period	$292.1	$273.8	$292.1	$273.8

Cooper Cameron Corporation
Orders and Backlog

ORDERS ($ millions)

	Three months ended		Twelve months ended
	December 31,		December 31,

	2003	2002	2003	2002

Cameron	$233.6	$215.8	$1,082.4	$1,081.6
Cooper Cameron Valves	91.2	68.1	324.0	258.4
Cooper Compression	77.9	73.9	340.2	325.0

Total	$402.7	$357.8	$1,746.6	$1,665.0

BACKLOG ($ millions)

	December 31,	December 31,
	2003	2002

Cameron	$771.8	$695.8
Cooper Cameron Valves	72.4	56.1
Cooper Compression	102.4	75.9

Total	$946.6	$827.8

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended December 31, 2003

		Cooper Cameron	Cooper	Corporate
	Cameron	Valves	Compression	and other	Total

Income (loss) before income taxes and cumulative effect of accounting change	$(0.7)	$7.2	$4.7	$(5.5)	$5.7
Depreciation and amortization	13.5	3.0	4.4	0.6	21.5
Interest income	—	—	—	(1.2)	(1.2)
Interest expense	—	—	—	1.9	1.9

EBITDA	$12.8	$10.2	$9.1	$(4.2)	$27.9

	Three Months Ended December 31, 2002

		Cooper Cameron	Cooper	Corporate
	Cameron	Valves	Compression	and other	Total

Income (loss) before income taxes and cumulative effect of accounting change	$17.3	$7.1	$(23.3)	$(4.5)	$(3.4)
Depreciation and amortization	12.3	2.6	5.0	0.5	20.4
Interest income	—	—	—	(2.3)	(2.3)
Interest expense	—	—	—	1.6	1.6

EBITDA	$29.6	$9.7	$(18.3)	$(4.7)	$16.3

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Twelve Months Ended December 31, 2003

		Cooper Cameron	Cooper	Corporate
	Cameron	Valves	Compression	and other	Total

Income (loss) before income taxes and cumulative effect of accounting change	$63.4	$33.7	$10.3	$(29.8)	$77.6
Depreciation and amortization	51.2	12.7	17.2	2.5	83.6
Interest income	—	—	—	(5.2)	(5.2)
Interest expense	—	—	—	8.1	8.1

EBITDA	$114.6	$46.4	$27.5	$(24.4)	$164.1

	Twelve Months Ended December 31, 2002

		Cooper Cameron	Cooper	Corporate
	Cameron	Valves	Compression	and other	Total

Income (loss) before income taxes and cumulative effect of accounting change	$76.2	$37.3	$(8.5)	$(19.9)	$85.1
Depreciation and amortization	46.1	10.1	19.2	2.5	77.9
Interest income	—	—	—	(8.5)	(8.5)
Interest expense	—	—	—	8.0	8.0

EBITDA	$122.3	$47.4	$10.7	$(17.9)	$162.5